UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
_____________________

FORM 8–K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

April 1, 2008
Date of Report (Date of earliest event reported)
_____________________

Huron Consulting Group Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-50976	01-0666114
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation or organization)	File Number)	Identification Number)

550 West Van Buren Street
Chicago, Illinois
60607
(Address of principal executive offices)
(Zip Code)

(312) 583-8700
(Registrant’s telephone number, including area code)
_____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry Into a Material Definitive Agreement.

On April 1, 2008, we entered into a fifth amendment to our credit agreement that was dated June 7, 2006 (the “Fifth Amendment to Credit Agreement”). Pursuant to the Fifth Amendment to Credit Agreement, the maximum amount of principal that may be borrowed was increased from $200.0 million to $240.0 million. The Fifth Amendment to Credit Agreement also modifies certain pricing terms and allows us to incur additional debt in the amount of $23.0 million as described below under the amendment to the Callaway Asset Purchase Agreement. All outstanding borrowings under the credit agreement are due upon the expiration of the agreement on February 23, 2012, unless repaid earlier. We are currently evaluating obtaining a larger credit facility that may have terms different than those of the Fifth Amendment to Credit Agreement. Alternatively, we may further modify the terms of the Fifth Amendment to Credit Agreement, without accelerating the maturity date or reducing the amount of the credit agreement.

Subsequent to entering into the Fifth Amendment to Credit Agreement described above, on April 2, 2008, we borrowed $19.0 million to pay the amount owed to the selling shareholders of Wellspring Partners LTD, pursuant to the earn-out provisions as outlined in Section 2.5 of the Stock Purchase Agreement by and among Wellspring Partners LTD, the shareholders of Wellspring Partners LTD, and Huron Consulting Group Holdings LLC, dated as of December 29, 2006. With this borrowing, the aggregate amount of borrowings outstanding as of April 2, 2008 totaled $190.0 million and bears a current weighted-average interest rate of 4.6%.

On July 29, 2007, we acquired Callaway Partners, LLC (“Callaway”) pursuant to an Asset Purchase Agreement dated as of July 28, 2007 (the “Original Agreement”). Under the terms of the Original Agreement, we acquired substantially all of the assets of Callaway for approximately $65.4 million, which included a working capital adjustment. As described in Section 3.3 of the Original Agreement, additional purchase consideration in the form of earn-out payments are payable to the selling shareholders if specific performance targets are met over a five-year period beginning on January 1, 2008 and ending on December 31, 2012.

In an effort to streamline integration and promote the sharing of resources across our practices, on April 4, 2008, we entered into an amendment to the Original Agreement (the “Amendment to Asset Purchase Agreement”) whereby we eliminated the earn-out provision under Section 3.3 of the Original Agreement in consideration for $23.0 million, payable in the form of a promissory note (the “Note”). Further, the elimination of the earn-out provision will allow us to better utilize the synergies between Callaway and Huron, as well as allowing us to leverage off the extensive sales management experience that Callaway has. We believe that these initiatives will in the long-term add value to all of our practices and strengthen the Huron brand. Upon delivery of the Note to the selling shareholders, Sections 3.3, 3.4 and 3.5 of the Original Agreement were terminated in their entirety. The Note matures on August 31, 2008 and bears an initial interest rate of 5% per annum and increases to 8% per annum on July 1, 2008. We may elect to extend the maturity date of the Note until January 31, 2009. If we make such an election, the interest rate will increase to 14% per annum beginning on September 1, 2008.

The foregoing descriptions are qualified in their entirety by reference to the text of the Fifth Amendment to Credit Agreement and the Amendment to Asset Purchase Agreement, copies of which are filed as exhibits to this Current Report on Form 8-K.

In addition to historical information, this Current Report on Form 8-K contains forward-looking statements as defined in Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by words such as “may,” “should,” “could,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” or “continue.” These forward-looking statements reflect our current expectation about our future performance or achievements.

These statements involve known and unknown risks, uncertainties and other factors that may cause actual performance or achievements to be materially different from any expressed by these forward-looking statements. Please see “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2007 and in other documents that we file with the Securities and Exchange Commission for a complete description of the material risks we face.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information from Item 1.01 above is incorporated herein by reference in its entirety.

Item 9.01.   Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit 2.1
Amendment to Asset Purchase Agreement, dated as of April 4, 2008, by and among CP4 Warbird Holdings, LLC (f/k/a Callaway Partners, LLC), Huron Demand LLC, and certain of the current and former members of CP4 Warbird Holdings, LLC.

Exhibit 10.1	Fifth Amendment to Credit Agreement, dated as of April 1, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Huron Consulting Group Inc.
(Registrant)

Date:	April 7, 2008	/s/ Gary L. Burge
Gary L. Burge
Vice President,
Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit Number	Description
Exhibit 2.1
Amendment to Asset Purchase Agreement, dated as of April 4, 2008, by and among CP4 Warbird Holdings, LLC (f/k/a Callaway Partners, LLC), Huron Demand LLC, and certain of the current and former members of CP4 Warbird Holdings, LLC.

Exhibit 10.1	Fifth Amendment to Credit Agreement, dated as of April 1, 2008.